Exhibit 10.5

ESPEY MFG. & ELECTRONICS CORP.
DIRECTOR CONTINGENT SEVERANCE COMPENSATION PROGRAM

This Director Contingent Severance Compensation Program (the “Program”) has been adopted by the Board of Directors (the “Board”) of Espey Mfg. & Electronics Corp. (the “Corporation”) as of March 2, 2018. The Program supersedes, in all respects, the Corporation’s Retired Director Compensation Program, most recently amended effective June 2, 2017 (the “Prior Program”).

The mandatory retirement age of Directors, as set forth below applies to all Directors, except for Directors, if any, who continue to participate in the Prior Program. The contingent severance compensation elements of this Program apply only to the Directors currently serving as non-executive members of the Board, each of whom has served as a member of the Board of Directors since at least 1999. No other individuals shall accrue any contingent severance rights under the Program.

Mandatory Retirement. A Director shall retire from service on the Board effective immediately prior to the Annual Meeting of Shareholders held during the calendar year in which the Director attains the age of 82, whether or not such Director is at the end of his term.

Contingent Severance Compensation for Eligible Directors.

(a)       Any Director who voluntarily retires or is not re-nominated and/or re-elected for service on the board, unless the reason is for cause, shall receive contingent severance compensation from the Corporation in an annual amount equal to the base board fee at the time of retirement. Such contingent severance compensation will be paid, subject to clause (f) below, until the earliest to occur of (i) four years following the cessation of service, (ii) attaining age 82, or (iii) death.

(b)       Individuals receiving the contingent severance compensation and who were participating in the Corporation’s insurance programs (either individually or with a spouse) at the time of the cessation of service as a Director will be entitled to continue to participate in the insurance programs on the same terms and at the same cost the Corporation offers its employees for as long as the individual is receiving the contingent severance compensation under the Program.

(c)       A Director who is removed from the Board for cause shall not be eligible to receive the contingent severance compensation or health insurance benefits.

(d)       A Director who is an employee of the Corporation shall not be eligible to receive the contingent severance compensation provided for in the Program.

(e)       Nothing in this Program shall entitle a Director to re-nomination for election to the Board.

(f)       Notwithstanding any provision herein to the contrary, in the case of Directors who have attained the age of 76, for each year served as a director subsequent to the end of the term in which the director attains age 76, one (1) year shall be subtracted from the Program (i.e. if the director serves an additional 3 year term then only one (1) year shall remain available under the Program). Upon serving 4 additional years as a director no years shall remain under the Program.

Miscellaneous. This Program shall be evidenced by individual severance contracts entered into between the Corporation and the Directors eligible for contingent severance compensation. Upon execution of such contract the eligible Director waives all rights under the Prior Program. Eligible Directors who do not sign contracts under the Program will continue under the Prior Program.

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